Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Stryve Foods, Inc. on Form S-8 (File No. 333-259696) of our report dated April 17, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern with respect to our audits of the consolidated financial statements of Stryve Foods, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Stryve Foods, Inc. for the year ended December 31, 2022.

/s/ Marcum LLP

Marcum LL

New York, NY

April 17, 2023